Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-239369) pertaining to the Forma Therapeutics Holdings, Inc. 2019 Stock Incentive Plan, the Forma Therapeutics Holdings, Inc. 2020 Stock Option and Incentive Plan, and the Forma Therapeutics Holdings, Inc. 2020 Employee Stock Purchase Plan of our report dated March 30, 2021, with respect to the consolidated financial statements of Forma Therapeutics Holdings, Inc. included in this Annual Report (Forma 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 30, 2021